Exhibit 16

Nareshkumar H. Arora, CPA
2350 Mission College Blvd,
Suite 1160, Santa Clara,
California 95054
Phone: (408) 988 2900
Fax: (408) 988 2907
Cell: (408) 772 8220

May 13, 2010

Office of the Chief
Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of WWA Group, Inc. On May 13, 2010, we resigned as the independent registered public accounting firm of WWA Group, Inc. We have read WWA Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 13, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with WWA Group, Inc.’s statements related to the engagement of Konstandinos Jerry Georgatos, Certified Public Accountant as the independent registered public accounting firm.

Sincerely,

/s/ Nareskumar H. Arora, CPA

Nareshkumar H. Arora, CPA

Santa Clara, California